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                      VIRAGEN (EUROPE) LTD. AND SUBSIDIARY

               EXHIBIT 11 - COMPUTATION OF LOSS PER COMMON SHARE

                                  (UNAUDITED)



                               Three Months Ended    Nine Months Ended
                                    March 31             March 31,
                                 1996       1995     1996       1995
                                 ----       ----     ----       ----
Primary and fully diluted     83,437,620     -    12,576,246      -
                             ===========   ===== ===========    ====
 Weighted average shares
  outstanding

Net Loss                      $  (29,316)  $ -   $   (67,355)   $ -
                              ==========   ===== ===========    ====

Net loss per Common Share
 and Common Stock Equivalents $    (0.00)  $ -   $     (0.00)   $ -
                              ==========   ===== ===========    ====


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